Exhibit 99.1

Eastern American Natural Gas Trust Announces Developments in Sale of Royalty NPI

The Bank of New York Mellon Trust Company, N.A., Trustee

News

Release

For Immediate Release

Austin, Texas November 5, 2012 — EASTERN AMERICAN NATURAL GAS TRUST (NYSE: NGT) announced today that the sponsor of the Trust, Energy Corporation of America (“ECA”) has today exercised its right of first refusal to acquire the Trust’s Royalty NPI.  Consequently, the Purchase and Sale Agreement dated October 24, 2012 between the Trust, as seller, and Softvest, LP, as buyer (the “Softvest Agreement”), has terminated in accordance with its terms.  In lieu of selling the Royalty NPI to Softvest, the Trust will sell the Royalty NPI to ECA for the purchase price determined by the Softvest Agreement which, based on the closing price of the NYMEX December 2012 contract on November 2, 2012, is $5,917,264.  The sale is expected to close in January 2013.  Net proceeds of the sale, after payment of expenses of the sale and any other expenses of the Trust, and subject to any reserves the Trustee may establish in connection with the termination of the Trust, are expected to be distributed as part of the final distribution from the Trust to unitholders of record as of the record date for the quarterly period ending March 31, 2013.

Pursuant to the Softvest Agreement, Softvest had the right to a reduction of the purchase price in the event of defects in title to the Royalty NPI.  However, in connection with its exercise of its right of first refusal, ECA noted that it will not require any review of the status of title to the Royalty NPI.  Consequently, the Trust does not anticipate any reduction of the price for title issues.

Although not required by the terms of the Softvest Agreement or by ECA’s right of first refusal, ECA also agreed to reimburse the Trust, for the benefit of the Trust unitholders, for any amounts the Trust may be required to pay to Softvest as reimbursement of Softvest’s expenses pursuant to Section 8.2 of the Softvest Agreement.

The Trustee expects that a sale of the NPI to ECA rather than to a third party purchaser may reduce the Trust’s expenses relating to the sale (other than the previously-disclosed fee payable to EnergyNet.com, Inc., which is expected to be $158,345) and may reduce the amount of any reserves the Trustee may establish in connection with the termination of the Trust.

Eastern American Natural Gas Trust is a grantor trust, which holds net profit interests in approximately 600 producing gas wells located in West Virginia and Pennsylvania.  The Trust will terminate and be liquidated in 2013.

This press release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	Eastern American Natural Gas Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
919 Congress Avenue Austin, TX 78701